December 20, 2010

Securities and Exchange Commission
Division of Corporation Finance
Mail Stop 7010
Washington, DC 20549

Re:              Tactical Air Defense Services, Inc.

Gentlemen:

We refer to the First Amended Form 8-K filed with the United States Securities and Exchange Commission dated December 20, 2010 of Tactical Air Defense Services, Inc. We have read Item 4.01 of such Form 8-K and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

Larry O’Donnell, PC

/s/ Larry O’Donnell
______________________________
By: Larry O’Donnell
Its: President